Exhibit 2.1

SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT is made as of July 18, 2024,

BETWEEN:

Appili Therapeutics Inc., a corporation existing under the laws of Canada

(the “Company”)

- and –

Aditxt, Inc., a corporation existing under the laws of the State of Delaware

(the “Parent”)

- and –

Adivir, Inc., a corporation existing under the laws of the State of Delaware

(the “Buyer”)

(collectively referred to as the “Parties”, and each individually as a “Party”)

WHEREAS:

A.	The Parties entered into an arrangement agreement dated April 1, 2024 (as amended on July 1, 2024, the “Arrangement Agreement”) pursuant to which, among other things, the Parent, through its wholly-owned subsidiary, the Buyer, has agreed to acquire all of the issued and outstanding Company Shares on the terms set forth in the Arrangement Agreement pursuant to an arrangement under the provisions of the Canada Business Corporations Act;

B.	The Parties wish to enter into this amending agreement (this “Amending Agreement”) to amend certain terms of the Arrangement Agreement. All capitalized terms used herein but not defined herein shall have their respective meanings set forth in the Arrangement Agreement.

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Parties hereto hereby covenant and agree as follows:

1.	The definition of “Outside Date” in Section 1.01 of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

“Outside Date” means September 30, 2024.”

2.	Section 2.06(a) of the Arrangement Agreement Agreement shall be deleted in its entirety and replaced with the following:

“convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s constating documents and applicable Laws as promptly as practicable (and in any event the Company will use commercially reasonable efforts to do so not later than September 30, 2024, provided that the Company shall be under no obligation to hold the Company Meeting prior to the date that is 50 days following the date that the Parent delivers to the Company all complete Additional Financial Disclosure required for inclusion in the Company Circular as contemplated by Section 5.02(c)(v), and in this regard, the Company may abridge any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other purposes as may be set out in the Company Circular and agreed to by the Parent in writing, acting reasonably; set, publish and give notice of, the record date for the Company Shareholders entitled to vote at the Company Meeting as promptly as reasonably practicable; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as required or permitted under Section 6.04 or Section 7.03(b) or as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled) or as required by applicable Laws or a Governmental Entity. Notwithstanding the foregoing, the Company may further extend the time of the Company Meeting in the event that any auditor consent (or similar instrument) is required with respect to the Additional Financing Disclosure and such consent (or similar instrument) is not available at the scheduled time of printing the Company Circular – such extended period of time to be agreed to by the Company and the Parent, each acting reasonably.”

3.	Section 5.03(e) of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

“The Parent shall use commercially reasonable efforts to complete the Financing on or prior to 5:00 p.m. (ET) on September 15, 2024 and reserve such appropriate amount of proceeds of the Financing to fulfill its obligations contemplated herein.”

4.	Section 8.02(d) of the Arrangement Agreement shall be deleted in its entirety and replaced with the following:

“the Financing is not completed on or before 5:00 p.m. (ET) on September 15, 2024 or such later date as the Parties may in writing agree.”

5.	This Amending Agreement shall be binding upon and enure to the benefit of the Company, the Parent, the Buyer and their respective successors and permitted assigns.

6.	This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and federal laws of Canada applicable therein.

7.	This Amending Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

8.	This Amending Agreement is supplementary to the Arrangement Agreement and is to be read with and construed in accordance with the Arrangement Agreement as if this Amending Agreement and the Arrangement Agreement constitute one agreement.

9.	Other than as provided in this Amending Agreement, all other terms and conditions of the Arrangement Agreement, as amended, shall remain in full force and effect, unamended, and the Parties hereto hereby ratify and confirm the same.

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IN WITNESS WHEREOF, the Parties have executed this Amending Agreement as of the date first written above.

APPILI THERAPEUTICS INC.

By:	/s/ Don Cilla
	Name:	Don Cilla
	Title:	President and Chief Executive Officer

ADITXT, INC.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

ADIVIR, INC.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Authorized Signatory

[Signature Page to the Second Amending Agreement]

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